Exhibit 10.6

Stock Option Agreement

NUMBER OF
OPTIONEE	OPTIONS	OPTION	GRANT	EXPIRATION
NAME	GRANTED	PRICE	DATE	DATE
«Full_Name»	«Options»	«Price»	«Grant_Date»	«Expiration_Date»

Stock Option

Vesting Schedule

Percentage of Option	Date
Shares Exercisable	Exercisable

I, «Full_Name», Social Security #«SSN», hereby accept the Options set forth in this Stock Option Agreement, reflecting the grant on «Grant_Date» of «Options» options to purchase the common stock of WMS Industries Inc. at an option price of «Price» (“Option Agreement”) and agree to comply with the terms and conditions of the Stock Option Agreement and of the Plan referenced in the Stock Option Agreement.

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and the Plan referenced therein.

Grantee:
(Signature)

Company:
Brian R. Gamache Chief Executive Officer

PLEASE RETURN A COPY OF THIS SIGNED AGREEMENT TO:
WMS – Legal Department
Waukegan Office

PLEASE RETAIN THE ORIGINALLY SIGNED AGREEMENT FOR YOUR RECORDS

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

Stock Option Agreement

          This Stock Option Agreement (the “Option Agreement”) will evidence the grant to you on the Grant Date above by the Compensation Committee of the Board of Directors of WMS Industries Inc. (the “Company”) of an option pursuant to the Company’s 2005 Incentive Plan (the “Plan”) to purchase shares of the common stock of the Company (the “Option”). Under applicable provisions of the Internal Revenue Code of 1986, as amended, the Option is treated as a non-qualified stock option.

     1. Option Subject to Plan. This Option is issued in accordance with and is subject to and conditioned upon all of the terms and conditions of this Option Agreement and the Plan as amended from time to time, provided, however, that no future amendment or termination of the Plan shall, without your consent, alter or impair any of your rights or obligations under the Plan, all of which are incorporated by reference in this Option Agreement as if fully set forth herein.

     2. Termination. The Option shall terminate immediately if you cease your service or employment with the Company by voluntarily terminating your service or employment without the written consent of the Company or if the Company terminates your service or employment for cause. If you voluntarily terminate your service or employment with the Company with the written consent of the Company (which written consent expressly sets forth a statement to the effect that, to the extent exercisable on the date of such termination the Option shall remain exercisable), or if your service or employment with the Company is terminated by the Company for reasons other than cause, you may exercise the Option to the extent exercisable at the time of such termination, at any time prior to the expiration of three months after such termination, or for any longer period of time after such termination as shall be determined by the Committee, but not later than the Expiration Date. Notwithstanding the foregoing, the Option shall not be affected by any change in your position of service or employment so long as you continue to be an employee or a director of, or a consultant or an adviser to, the Company. Should you die during or following the termination of your service or employment with the Company, the Option shall immediately terminate, except that, to the extent exercisable by you at the time of your death, the Option may be exercised within one year after the date of your death but not later than the Expiration Date, solely in accordance with all of the terms and conditions of the Plan by your personal representatives or by the person or persons to whom your rights under the Option shall pass by will or by the applicable laws of descent and distribution.

     3. Additional Forfeiture. The Committee may cancel, suspend, withhold or otherwise limit or restrict the Option at any time if you (i) are not in compliance with all applicable provisions of the Option or the Plan or (ii) engage in any activity inimical, contrary or harmful to the interests of the Company, including, but not limited to: (A)

conduct related to the your service or employment for which either criminal or civil penalties against you may be sought, (B) violation of any policies of the Company, including, without limitation, the Company’s insider trading policy or anti-harassment policies or (C) participating in a hostile takeover attempt against the Company.

     4. Severability. Should a court of competent jurisdiction deem any of the provisions in this Option Agreement to be unenforceable in any respect, it is the intention of the parties to this Option Agreement that this Option Agreement be enforced to the greatest extent deemed to be enforceable.

     5. Choice of Law. This Option Agreement shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

     6. Securities Laws. The Company shall not be obligated to issue any shares pursuant to this Option if, in the opinion of counsel to the Company, the shares to be so issued are required to be registered or otherwise qualified under the Securities Act of 1933, as amended, or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such shares have been so registered or otherwise qualified.

     7. Income Taxes. It is understood that the Company may establish, from time to time, appropriate procedures to provide for payment or withholding of such income or other taxes as may be required by law to be paid or withheld in connection with the exercise of this Option. By the execution hereof, you hereby agree to pay to the Company or your Employer all such amounts requested by the Company to permit the Company to take any tax deduction available to it resulting from the exercise of this Option. You also agree to comply with any procedures established, from time to time, by the Company to ensure that the Company receives prompt notice of the occurrence of any event which may create, or affect the timing or amount of, any obligation to pay or withhold any such taxes or which may make available to the Company any tax deduction resulting from the occurrence of such event.

     8. Expiration. This Option, to the extent not previously exercised, shall expire on the day preceding the tenth anniversary of the Grant Date.

     9. Exercise. This Option is to be exercised by logging on to www.benefitaccess.com with your User Name, Password and Trading Pin, or such other method as may be implemented by WMS from time to time upon notice to Employee.

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